SEARCH BY HEADLINES.COM CORP. ANNOUNCES CLOSING OF A PRIVATE PLACEMENT OF $80,500

Fairfield, California – June 29, 2012 – Search By Headlines.com Corp. (OTCBB: SBHL) is pleased to announce that it has closed a private placement of 1,610,000 shares of common stock at a price of $0.05 per share for gross proceeds of $80,500.

None of the securities issued have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any State where such offer, solicitation, or sale would be unlawful.

On behalf of the Board of Directors,

SEARCH BY HEADLINES.COM CORP.

“James P. Geiskopf”
James P. Geiskopf
President